News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 703 433-4000

Contacts: Investors: Paul Blalock (703) 433-4300 Media: Audrey Schaefer (240) 876-1588

Nextel Achieves 8 Millionth Subscriber

-Affirms Third Quarter Outlook-
-New Increase in iDEN Cell Site Capacity-

RESTON, Va. – September 7, 2001 – Nextel Communications, Inc. (NASDAQ:NXTL) today announced that it has activated its 8 millionth domestic digital subscriber unit, and affirmed its third quarter outlook. Additionally, Nextel introduced a technology improvement which allows for a significant increase in the cell site capacity on the iDEN network.

“Our visibility for Nextel’s unique wireless services is improving,” said Tim Donahue, Nextel’s president and CEO. “Domestic subscriber additions and operating cash flow for the third quarter are currently on track to exceed second quarter levels and we are currently pacing to exceed 500,000 subscriber additions. In order to serve this growing demand, we have taken delivery of a new software release from Motorola which increases the maximum base radio configuration of a cell site by 50%. This development will enable Nextel to provide significantly greater calling capacity in high traffic areas. Network deployment is scheduled to begin later this month.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel’s current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel’s reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2000 and its subsequent quarterly filings on Form 10-Q. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

Nextel Communications, Inc., based in Reston, VA, is a leading provider of all-digital, fully integrated wireless communication services in the United States covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 188 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners’ service is available today in areas of the U.S. where approximately 220 million people live or work. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging, wireless Internet access and Nextel Direct Connectsm – a digital two-way radio feature. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Chile and Japan. Please visit our website at http://www.nextel.com.

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